Exhibit 10.1

Triple Net Industrial Lease

by and between

PDG CARLSBAD 47 & 48, LP

a California limited partnership

as Landlord

and

IRIS INTERNATIONAL, INC,

a Delaware corporation

as Tenant

Property located at

1891 Rutherford Road, Suite 200, Carlsbad, CA 92008

i

ARTICLE 10 INSURANCE	9
10.1 Landlord’s Insurance	9
10.2 Payment	10
10.3 Tenant’s Insurance	10
10.4 Release of Subrogation Rights	12

ARTICLE 11 CARE OF THE PREMISES	12
11.1 Care of Premises	12
11.2 Maintenance of Equipment	12
11.3 Roof and Structural	13
11.4 Compliance with Governmental Regulations	13
11.5 Action by Landlord if Tenant Fails to Maintain	13
11.6 Action by Tenant if Landlord Fails to Perform	13

ARTICLE 12 TAXES	14
12.1 Personal Property Taxes	14
12.2 Real Property Taxes	14
12.3 Definition of Taxes	14

ARTICLE 13 COMMON AREAS	15
13.1 Common Area	15
13.2 Maintenance	15
13.3 Tenant’s Costs	16
13.4 Tenant’s Rights	16

ARTICLE 14 SIGNS AND ADVERTISING	17
14.1 Signs	17

ARTICLE 15 ENTRY BY LANDLORD	17
15.1 Entry by Landlord	17
15.2 Entry to Relet Premises	17
15.3 No Liability	17

ARTICLE 16 ASSIGNMENT AND SUBLETTING	18
16.1 Assignment and Subletting	18
16.2 Notice to Landlord	18
16.3 Excess Rent	18
16.4 No Release of Liability	19

ARTICLE 17 ABANDONMENT	19
17.1 No Abandonment	19

ARTICLE 18 BREACH BY TENANT	19
18.1 Events of Default	19
18.2 Five-Day Notice	20
18.3 No Waiver	20

ARTICLE 19 REMEDIES UPON BREACH	20
19.1 Landlord’s Remedies	20
19.2 Forfeiture	21

ARTICLE 20 DAMAGE OR DESTRUCTION	21
20.1 Landlord’s Obligation to Rebuild	21
20.2 Landlord’s Right to Terminate	21
20.3 Limited Obligation to Repair	22
20.4 Abatement of Rent	22

ARTICLE 21 CONDEMNATION	23
21.1 Total Taking—Termination	23
21.2 Partial Taking	23
21.3 No Apportionment of Award	23
21.4 Temporary Taking	23
21.5 Sale Under Threat of Condemnation	23

ARTICLE 22 SURRENDER OF LEASE	24
22.1 Surrender of Lease	24

ARTICLE 23 ATTORNEYS’ FEES	24
23.1 Attorneys’ Fees	24

ARTICLE 24 SALE OF THE PREMISES BY LANDLORD	24
24.1 Sale of Premises	24

ARTICLE 25 QUIET ENJOYMENT	24
25.1 Quite Enjoyment	24

ARTICLE 26 ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS	25
26.1 Tenant Estoppel Certificate	25
26.2 Tenant Financial Statements	25

ARTICLE 27 SUBORDINATION AND ATTORNMENT	25
27.1 Subordination of Lease	25
27.2 Attornment to Lender	26

ARTICLE 28 HOLDING OVER	26
28.1 Holding Over	26

ARTICLE 29 MORTGAGEE PROTECTION	26
29.1 Mortgagee Protection	26

ARTICLE 30 LIABILITY OF SUCCESSORS	27
30.1 Successors Liability	27

ARTICLE 31 EASEMENTS	27
31.1 Easements	27

ARTICLE 32 COVENANTS, CONDITIONS AND RESTRICTIONS	27
32.1 Compliance with Covenants, Conditions and Restrictions	27
32.2 Associations	27
32.3 Association Fees	28

ARTICLE 33 QUITCLAIM DEED	28
33.1 Quitclaim Deed	28

ARTICLE 34 HAZARDOUS MATERIALS	28
34.1 Definitions	28
34.2 Tenant’s Obligations	28

ARTICLE 35 MISCELLANEOUS	31
35.1 Gender	31
35.2 Headings	31
35.3 Integration	31
35.4 Choice of Laws	31
35.5 Severability	31
35.6 Amendment for Financing	31
35.7 Payments	31
35.8 Time of Essence	31
35.9 Force Majeure	31
35.10 Notices	32
35.11 Brokers	32
35.12 Special Provisions	32

ARTICLE 36 OPTION TO EXTEND	34

EXHIBIT A PREMISES

EXHIBIT B BUILDING

EXHIBIT C TENANT IMPROVEMENTS

LEASE AGREEMENT

THIS LEASE is entered into as of December 5, 2011, by and between PDG CARLSBAD 47 & 48, LP, a California limited partnership, (the “Landlord”) and IRIS INTERNATIONAL, INC., a Delaware corporation, (the “Tenant”).

ARTICLE 1

DESCRIPTION OF PREMISES

1.1 Premises. Landlord hereby leases to Tenant and Tenant hires from Landlord, pursuant to the terms, conditions and uses herein set forth, that certain real property commonly known as 1891 Rutherford Road, Suite 200, Carlsbad, California and more particularly described in Exhibit “A” attached hereto (the “Premises”), including a building located on the Premises containing approximately 25,776 rentable square feet, as shown on the drawing attached hereto as Exhibit “B” (the “Premises” or “Building”).

1.2 Tenant Improvements. In addition to the existing improvements, the Premises shall be improved with certain tenant improvements (the “Improvements”) as more fully described in Section 4.1 and Exhibit “C” attached hereto.

ARTICLE 2

TERM

2.1 Lease Term. The term of this Lease shall be for Eighty Four (84) months commencing on the earlier of (i) date which is ten (10) days after Landlord notifies Tenant that the Improvements are completed and the Premises are ready for occupancy (and such notice is factually accurate), or (ii) the date on which Tenant shall take occupancy of the Premises and commences to conduct business operations therefrom (the “Commencement Date”). If the Commencement Date occurs on other than the first day of a month, the term of this Lease shall be extended by the number of days remaining in the first calendar month of occupancy.

2.2 Anticipated Commencement Date. The anticipated date on which the term shall commence is May 1, 2012, (the “Anticipated Commencement Date”). If Landlord, for any reason, cannot deliver possession of the Premises to Tenant on said date with the Improvements completed, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder; provided that, Tenant shall not be obligated to pay rent until possession of the Premises is tendered to Tenant with the Improvements completed, except to the extent any such delay is the result of a Tenant Delay (defined below) in which case, the Tenant shall be obligated to commence payment of the Rent on the date the Improvements would have been completed but for the Tenant Delay. The term “Tenant Delay” shall mean an actual delay resulting from the failure of Tenant to comply with its obligations under this Lease or Tenant unreasonably interfering with the completion of the Improvements; provided that no Tenant Delay shall be deemed to have occurred unless Tenant has failed to cure the Tenant Delay within one (1) business days following written notice thereof from Landlord.

2.3 Delay in Possession. In the event Landlord shall not have delivered possession of the Premises with the Improvements completed within two (2) months from the Anticipated Commencement Date set forth in Section 2.2, plus periods occurring as a result of any Tenant Delay or any delays which are beyond Landlord’s reasonable control, including, but not limited, inclement weather, strikes, acts of God, inability to obtain labor or materials, ability to secure governmental approvals or permits, governmental restrictions, civil commotion, fire or similar causes (not to exceed sixty (60) days), Tenant may, by written notice to Landlord within ten (10) days after the expiration of said two-month period, either (i) elect to receive two (2) days of rental abatement for each day beyond the end of such two-month period until the Improvements are so completed and the Premises is delivered to Tenant, or (ii) terminate this Lease and, upon Landlord’s return of any monies previously deposited by Tenant, the parties shall have no further rights or liabilities towards each other. Provided further, however, that if such written notice of Tenant is not given to Landlord within said ten (10) day period, Tenant’s right to cancel this Lease under this Section 2.3 shall terminate and be of no further force or effect.

2.4 Supplemental Agreement. Tenant agrees to execute a supplemental agreement within ten (10) days after receipt in form requested by Landlord which shall confirm the Commencement Date of this Lease.

ARTICLE 3

RENT

3.1 Base Monthly Rental. Tenant shall pay to Landlord at the address set forth in Section 35.10, or such other address as Landlord may advise Tenant in writing, without deduction, offset or prior notice or demand (except as otherwise provided herein), and Landlord shall accept, as rent for the Premises the sum outlined below, per month, in lawful money of the United States payable in advance on the first day of each month of the term of this Lease. Said monthly installments shall hereinafter be referred to as the “Base Monthly Rental.” Tenant has delivered to Landlord the Base Monthly Rental for the first month of the term hereof upon execution and delivery of this Lease.

Month 1 Month 2 Months 3-12 Months 13-24 Months 25-36 Months 37-48 Months 49-60 Months 61-72 Months 73-84	$26,250 Abated (Tenant to pay CAM charges pursuant to Article 13) $26,250 $32,445 $38,988 $42,454 $43,940 $45,478 $47,070

3.2 Proration of Rent. In the event that the Commencement Date is not on the first day of the month, Tenant shall pay to Landlord prior to the first day of the second full calendar month following the Commencement Date, in lieu of the Base Monthly Rental for such second month, an amount equal to the Base Monthly Rental multiplied by a factor having as its numerator the number of days remaining from and after the Commencement Date in the month in which the Commencement Date occurs and as its denominator the number thirty. Thereafter, rent shall be payable in accordance with the terms of Section 3.1.

3.3 Annual Adjustments. [Intentionally Blank]

3.4 Additional Rent, Expenses and Costs. Tenant shall pay as additional rent (“Additional Rent”) insurance pursuant to Section 10, taxes pursuant to Section 12, maintenance, roof and structural repairs pursuant to Sections 11.2 and 11.3, or other charges, expenses and cost provided for herein, as described and in the manner provided in Article 13. Landlord shall have the right to reasonably estimate and collect from Tenant in advance on a monthly basis any such Additional Rent.

3.5 Late Fees. Tenant acknowledges that late payment by Tenant to Landlord of the Base Monthly Rental or other charges incurred under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing, administrative and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by any mortgage encumbering the Premises. If any payment of Base Monthly Rental, Excess Operating Expenses, or other charges due from Tenant is not received by Landlord within three (3) business days following the delivery of written notice to Tenant that same is due, Tenant shall pay to Landlord an additional sum of the greater of (i) five percent (5%) of the overdue rent or (ii) Fifteen Dollars ($15.00) as a late charge. Late charges shall constitute Additional Rent. The parties agree that the late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord hereunder. Notwithstanding the foregoing, no late fee shall be due and owing with respect to the first late payment during every calendar year of this Lease unless Tenant continues to fail to pay the required amount due and owing to Landlord within ten (10) business days after Tenant’s receipt of written notice from Landlord.

3.6 Security Deposit. Tenant has deposited with Landlord the sum of Forty Seven Thousand Seventy Dollars ($47,070.00), receipt of which is hereby acknowledged, as security for the full performance of the obligations of Tenant under this Lease.

3.6.1 If Tenant shall be in default with respect to the payment of the Base Monthly Rental or any other covenant contained herein, after the expiration of all applicable notice and cure periods, Landlord may use or retain all or any part of the security deposit for the payment of any sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default. If any portion of said security deposit be so applied or used, Tenant shall, within five (5) business days after written notice thereof, deposit an additional amount with Landlord sufficient to restore said security deposit to the amount set forth above and Tenant’s failure to do so shall constitute a breach of this Lease.

3.6.2 If Tenant is not in default at the expiration or earlier termination of this Lease, Landlord shall return said security deposit to Tenant within two (2) weeks after said expiration or termination of this Lease, less any amounts required, as a result of Tenant’s failure to comply with its restoration obligations hereunder, to restore the Premises to good condition and repair, reasonable wear and tear excepted, including damage resulting from the removal by Tenant of its trade fixtures or equipment.

3.6.3 Landlord’s obligation with respect to any security deposit is that of a debtor and not as a trustee, consequently, such sums may be commingled with rental receipts or dissipated and no interest shall accrue thereon.

3.6.4 In the event of the sale of the real property of which the Premises constitute a part, Landlord or its agents shall pay over to Landlord’s successor in interest the sums held as security or advance rent and notify Tenant in writing setting forth the particularity of such transfer, including the successor’s name and address. Upon such written notification, (and provided Landlord’s successor-in-interest in fact received said security deposit), Tenant shall have no further claim against Landlord with respect to any such security deposit and hereby waives all rights against Landlord in such regard.

3.6.5 In the event of foreclosure by the holder of any mortgage or deed of trust encumbering the Premises, Landlord shall continue to be liable for any security deposit and any such mortgagee shall have no liability or responsibility therefor.

3.7 Tenant shall have the right to, prior to the Commencement Date, remeasure the Premises in accordance with the standards set forth in ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association (“BOMA Standard”), including allocation of common areas, and in the event that subsequent remeasurement of the Premises by Tenant produces a square footage number in excess of or lower than the square footage number which would have resulted had the BOMA Standard been utilized, any payments due to Landlord from Tenant based upon the amount of square feet contained in the Premises shall be proportionally, retroactively and prospectively reduced or increased, as appropriate, to reflect the actual number of square feet as remeasured under the BOMA Standard.

ARTICLE 4

TENANT IMPROVEMENTS

4.1 Tenant Improvements. Subject to the provisions of Exhibit “C” of this Lease, Landlord shall cause to be constructed, for the mutual benefit of Tenant and Landlord, certain modifications and improvements to the Premises as more fully described in Exhibit “C” attached hereto.

4.2 Acceptance of Premises. Subject to Landlord’s other obligations under this Lease (including the completion of the Improvements), Tenant shall accept the Premises in a boom clean, “As Is” condition, with all personal property of Landlord and any prior tenant removed.

However, prior to the Commencement Date, Landlord, at Landlord’s sole cost, shall provide that the roof, existing HVAC systems, mechanical, fire/life/safety, electrical and plumbing systems serving the Premises and Building are in good working condition and shall ensure that the Premises, Building and parking areas, in their current condition and build-out, meet and, other than as a result of modifications or improvements made by Tenant, continue to meet during the term of this Lease all current laws, codes and conditions including Building, fire and life safety and applicable Americans With Disabilities Act requirements. Prior to the Commencement Date, Landlord shall provide Tenant with a current Phase I Environmental Assessment of the Premises and shall remediate any environmental violations described therein at its sole cost. Such Phase I Environmental Assessment shall be the baseline for the pre-lease environmental condition of the Premises under the lease. The parties agree that a Phase I Environmental Assessment prepared for Isis Pharmaceuticals within six (6) months prior to the Commencement Date, with a peer review by Kasai Consulting, shall qualify as an acceptable Phase I Environmental Assessment for purposes of this paragraph (hereinafter, the “Existing Phase I”). Landlord prior to Tenant’s occupancy shall perform testing to ensure that the gas lines are in sound condition and free of leaks and promptly provide said results to Tenant. In addition, Landlord shall provide Tenant with confirmation that the underground sewer system is in sound condition and free of leaks.

ARTICLE 5

USE

5.1 Permitted Use of Premises. The Premises shall be used and occupied by Tenant solely for pharmaceutical, medical and biotechnology laboratory, research and development uses and any other uses permitted under applicable law and zoning, including but not limited to general office space.

The Premises are to be used for no other purposes without first obtaining the consent of Landlord. Tenant shall not commit or permit any nuisance, act or other thing which may disturb the quiet enjoyment of the other tenants of the Building.

5.2 Compliance with Laws. Tenant, at Tenant’s sole expense, shall promptly comply, or cause compliance, with all laws, ordinances, zoning restrictions, rules, regulations, orders and requirements of any duly constituted public authorities now or hereafter affecting the use, safety, cleanliness and occupation of the Premises; provided that Tenant shall have no obligation to perform any structural repairs or other capital improvements (unless resulting from alterations performed by Tenant or from Tenant’s particular use).

5.3 Prohibited Uses. Tenant shall not do, bring or keep anything in or about the Premises that will cause a cancellation of any insurance covering the Premises or the Building. Tenant shall not use the Premises in any manner that will constitute waste, nuisance or unreasonable annoyance to owners or occupants of nearby properties, provided that Tenant’s proper and lawful use of the Premises for the contemplated use shall not constitute any such nuisance or annoyance. Subject to the foregoing, Tenant shall not use the Premises for sleeping, cooking, washing clothes, or the preparation, manufacture, or mixing of anything that might emit any odor or objectionable noises or lights onto nearby properties, nor shall any animals or birds be brought in or kept in or about the Premises. Tenant shall not do anything on the Premises that will cause damage to the Building. Tenant shall place no loads upon the floors, walls or ceiling of the Building in excess of the maximum designed load specified by Landlord or which may damage the Building. No machinery, apparatus, or other appliance shall be used or operated in or on the Premises that will in any manner injure, the Premises.

5.4 Rules and Regulations. Provided Tenant receives reasonable advance notice of the same and Tenant’s use of the Premises is not impaired as a result, Tenant shall comply with all nondiscriminatory rules and regulations (the “Rules and Regulations”) from time to time reasonably adopted by Landlord with respect to the Premises.

ARTICLE 6

ALTERATIONS AND ADDITIONS

6.1 Prohibited Alterations. Tenant shall not make any alterations, improvements or additions to the Premises, except for non-structural alterations not exceeding Fifty Thousand Dollars ($50,000) in aggregate cost per annum over the Term of the Lease, without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. Any such improvements, excepting movable furniture and trade fixtures, shall become part of the realty and belong to Landlord. All alterations and improvements shall be installed at Tenant’s sole cost, by a licensed contractor, in a good and workmanlike manner, and in conformity with the laws of all applicable duly constituted public authorities.

6.2 Notice of Commencement. At least twenty (20) days prior to commencing any work relating to any alterations, improvements or additions approved by Landlord, Tenant shall notify Landlord in writing of the expected date of commencement. Landlord shall have the right at any time thereafter to post and maintain on the Premises such notices as Landlord reasonably deems necessary to protect Landlord and the Premises from mechanics’ liens, materialmen’s liens or any other liens. Tenant shall pay, when due, all claims for labor or materials furnished to or for Tenant for use in improving the Premises. Tenant shall not permit any mechanics’ or materialmen’s liens to be levied against the Premises arising out of work performed, materials furnished, or obligations to have been performed on the Premises by or at the request of Tenant. Tenant hereby indemnifies and holds Landlord harmless against loss, damage, attorneys’ fees and all other expenses on account of claims of lien of laborers or materialmen or others for work performed or materials or supplies furnished for Tenant or its contractors, agents or employees. If Tenant fails to remove or bond any lien(s) filed against the Premises in connection with any work performed or any work claimed to have been performed by or at the direction of Tenant within ten (10) business days from the date of the lien(s) filing, Landlord may remove such lien(s) at Tenant’s expense and Tenant shall reimburse Landlord for all costs incurred by Landlord in connection with the removal of the lien(s), which amount shall be deemed Additional Rent, and shall include, without limitation, all sums disbursed, incurred or deposited by Landlord, including Landlord’s costs, expenses and actual attorneys’ fees, with interest thereon, at ten percent (10%) per annum from the date of expenditure.

6.3 Trade Fixtures. Tenant may install trade fixtures, machinery or other trade equipment in conformance with the ordinances of all applicable duly constituted public authorities. Tenant may remove any of such trade fixtures or machinery upon the termination of this Lease. In the event that Tenant installs improvements, machinery or trade fixtures following the Commencement Date, Tenant shall, at Landlord’s election (which must have been communicated to Tenant concurrently with Landlord’s approval of any such improvements, to the extent such approval is required), return the Premises on termination of this Lease to the same condition as existed at the Commencement Date, reasonable wear and tear excepted, including the removal of improvements approved by Landlord in Section 6.1, if Landlord’s approval was conditioned upon Tenant’s removal of said improvements. Tenant shall, in any event, repair any damage resulting from the removal of machinery or trade fixtures of Tenant.

ARTICLE 7

SURRENDER OF PREMISES

7.1 Conditions upon Surrender. Upon the expiration, or earlier termination, of this Lease, Tenant shall surrender the Premises to Landlord in its condition existing as of the Commencement Date, normal wear and tear and acts of God excepted, with all interior walls in good repair and repainted if marked, all carpets shampooed and cleaned, the HVAC equipment, plumbing, electrical and other mechanical installations in good operating order, and all floors stripped, cleaned and waxed, all to the reasonable satisfaction of Landlord. Tenant shall remove from Premises all of Tenant’s alterations which Landlord requires Tenant to remove pursuant to Section 6.3 and all Tenant’s personal property and shall repair any damage and perform any restoration work caused by such removal. If Tenant fails to remove such alterations and Tenant’s personal property pursuant to the above, and such failure continues for more than ten (10) business days after the termination of the Lease, Landlord may retain such property and all rights of Tenant with respect to it shall cease, or Landlord may place all or any portion of such property in public storage for Tenant’s account. Tenant shall pay to Landlord upon demand costs of removal of such alterations and Tenant’s personal property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with attorneys’ fees and interest on said amounts, from the date of expenditure by Landlord. If the Premises are not so surrendered at the termination of this Lease, Tenant hereby agree to indemnify Landlord and its agents against all loss or liability resulting from such delay Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding Tenant, losses to Landlord due to lost opportunity to lease to succeeding tenants, actual attorneys’ fees and costs.

ARTICLE 8

UTILITIES AND SERVICES

8.1 Utilities. Tenant shall make all arrangements for and pay for all water, sewer, gas, heat, light, power, telephone service and any other service or utility Tenant requires at the Premises. Except as provided in Section 8.3 below, Landlord shall not be liable for any failure or interruption of any utility service being furnished to the Premises, and no such failure or interruption shall entitle Tenant to terminate this Lease.

8.2 Landlord Service. In the event that any utilities are furnished by Landlord, Tenant shall pay to Landlord the cost thereof in the manner set forth in Section 13.3. Tenant’s cost shall be the total cost shown on utility meters servicing the Premises and Landlord’s actual, out-of-pocket costs incurred in connection with any extraordinary use which may be made by Tenant.

8.3 Abatement for Untenantability. In the event that Tenant is reasonably prevented from using the Premises or any material portion thereof and does not use the same, as a result of (a) any entry by Landlord into the Premises, or alteration or construction in the common areas or affecting the Building structure or Building systems, or any other repair, maintenance or alteration which is performed by Landlord, or which is required hereunder to be performed by Landlord and which Landlord failed to perform after the Commencement Date, which materially interferes with Tenant’s use or occupancy of the Premises (or the applicable portion thereof), (b) any failure, for any reason within the Building to provide access to the Premises or any failure caused by Landlord to provide services or utilities to the Premises, in either case to the extent such failure materially impairs Tenant’s use or occupancy of the Premises, or (c) the presence of Hazardous Materials which have been conclusively determined to have not been brought on the Premises by Tenant which materially impairs Tenant’s use or occupancy of the Premises (any such set of circumstances as set forth in items (a), (b) or (c), above, to be known as an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for three (3) consecutive business days or seven (7) non-consecutive business days in any twelve (12) month period (the “Eligibility Period”), then the Base Monthly Rent and all other Rent payable by Tenant hereunder on a periodic basis (collectively, “Periodic Rent”), shall be abated or reduced, as the case may be, from the commencement of the Eligibility Period for such time that Tenant continues to be so prevented from using and does not use the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using and does not use bears to the total rentable area of the Premises (provided, that if Tenant is prevented from using a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein and Tenant in fact does not conduct business therein, then after expiration of the Eligibility Period, and for such time that Tenant continues to be so prevented from effectively conducting its business in any portion of the Premises, Tenant’s obligations to pay Periodic Rent for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using the Premises). If Landlord has not cured an Abatement Event within two hundred seventy (270) days after Landlord’s receipt of written notice of the Abatement Event from Tenant and such Abatement Event materially interferes with Tenant’s use of the Premises, Tenant shall have the right to terminate this Lease during the first fifteen (15) business days of the first full calendar month following the end of such two hundred seventy (270) day period, which right may be exercised only by delivery of notice to Landlord (the “Abatement Event Termination Notice”) during such five (5) business-day period, and shall be effective as of the date set forth in the Abatement Event Termination Notice (the “Abatement Event Termination Date”), which Abatement Event Termination Date shall not be less than thirty (30) days, and not more than six (6) months, following the date on which Tenant delivers to Landlord an Abatement Event Termination Notice.

ARTICLE 9

INDEMNIFICATION BY TENANT

9.1 Indemnity of Landlord. Tenant hereby agrees to indemnify, defend (with attorneys’ approved by Landlord), protect, and hold Landlord and Landlord’s agents harmless from any and all liabilities, costs, expenses and losses by reason of injury to person or property, from whatever cause, to the extent resulting from Tenant’s use of the Premises, including without limitation, any liability for injury to the person or property of Tenant, its agents, officers, employees, or invitees, but excepting any loss or injury resulting from the acts or negligence of Landlord or its agents, representatives or employees. Tenant shall, at Tenant’s sole expense, resist and defend any such action, suit, or proceeding or cause the same to be resisted or defended by counsel designated by Tenant and approved by Landlord. Tenant’s obligation hereunder shall survive the termination of this Lease if the incident requiring such defense occurred during the lease term.

9.2 Waiver of Claims. Tenant, as a material part of the consideration rendered to Landlord in entering into this Lease, hereby waives all claims against Landlord for damages to goods, wares, machinery and trade fixtures in, upon and about the Premises and for injury to Tenant, its agents, employees, invitees, or any third person in or about the Premises from any cause at any time, except to the extent resulting from any gross negligence or willful misconduct of Landlord or Landlord’s breach of this Lease.

9.3 Indemnity of Tenant. Landlord hereby agrees to indemnify, defend (with attorneys’ approved by Tenant), protect, and hold Tenant and Tenant’s agents harmless from any and all liabilities, costs, expenses and losses by reason of injury to person or property, from whatever cause, to the extent resulting from Landlord’s breach of this Lease, negligence or willful misconduct, but excepting any loss or injury resulting from the acts or gross negligence of Tenant or its agents, representatives or employees. Landlord shall, at Landlord’s sole expense, resist and defend any such action, suit, or proceeding or cause the same to be resisted or defended by counsel designated by Landlord and approved by Tenant. Landlord’s obligation hereunder shall survive the termination of this Lease if the incident requiring such defense occurred during the lease term.

ARTICLE 10

INSURANCE

10.1 Landlord’s Insurance. Landlord shall maintain, at Tenant’s sole expense, which Tenant shall pay to Landlord as Additional Rent in the manner set forth in Section 13.3 a policy or policies of insurance protecting Landlord against the following:

10.1.1 Property Insurance—Building, Improvements. Landlord shall obtain and keep in force a policy or policies of insurance in the name of Landlord with loss payable to Landlord and to any Lender insuring loss or damage to the Building and/or Project. The amount of such insurance shall be equal to the full replacement cost of the Building and/or Project, as the same shall exist from time to time, or the amount required by any Lender, but in no event more than the available insurable value thereof. If the coverage is available and commercially appropriate, such policy or policies by Landlord shall insure against all risks of direct physical loss or damage to include earthquake; (flood may be included if required by a Lender), including coverage for debris removal and the enforcement of any Applicable Requirements requiring the upgrading, demolition, reconstruction or replacement of any portion of the Premises as the result of a covered loss. Said policy or policies by Landlord shall also contain an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located and other endorsements which Landlord may elect to maintain and which may be reasonably required by the first mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part (“Mortgagee”). If such insurance coverage has a deductible clause, the deductible amount shall not exceed $5,000 per occurrence.

10.1.2 Property Insurance—Loss of Rents. Landlord shall also obtain and keep in force a policy or policies in the name of Landlord with loss payable to Landlord insuring the loss of the full Rent for one year with an extended period of indemnity for an additional 365 days (“Loss of Rents”). Said insurance shall contain an agreed valuation provision in lieu of any coinsurance clause, and the amount of coverage shall be adjusted annually to reflect the projected Rent otherwise payable by Tenant, for the next 12 month period.

10.1.3 Liability Insurance—Commercial General Liability. Commercial General Liability policy of insurance protecting Landlord against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence with an annual aggregate of not less than $2,000,000.

10.2 Payment. Tenant shall pay to Landlord in the manner set forth in Section 13.3, the cost of insurance required in Section 10.1.

10.3 Tenant’s Insurance. Tenant shall maintain at its sole cost and expense, in force a policy or policies of insurance protecting Landlord and Tenant against each of the following:

10.3.1 Liability Insurance—Commercial General Liability. Tenant shall obtain and keep in force a Commercial General Liability policy of insurance protecting Tenant and Landlord as an additional insured against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence with an annual aggregate of not less than $2,000,000. Tenant shall add Landlord as an additional insured by means of an endorsement at least as broad as the Insurance Service Organization’s “Additional Insured-Managers or Landlords of Premises” Endorsement and coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Tenant shall provide an endorsement on its liability policy(ies) which provides that its insurance shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only.

The amount of such Commercial General Liability insurance shall be increased from time to time as Landlord may reasonably determine. All such bodily injury and property damage insurance shall specifically insure the performance by Tenant of the indemnity agreement as to personal injury or property damage contained in Section 9.

10.3.2 Property; Business Interruption Insurance; Property Damage. Tenant shall obtain and maintain insurance coverage on Tenant’s alterations permitted under Section 7, all of Tenant’s personal property and trade fixtures. Such insurance shall be full replacement cost coverage with a deductible of not to exceed $10,000 per occurrence and contain an agreed amount clause. The proceeds from any such insurance shall be used by Tenant for the replacement of personal property, trade fixtures and Tenant’s alterations. Tenant shall provide Landlord with written evidence that such insurance is in force.

10.3.3 Business Interruption. Tenant shall obtain and maintain loss of income and extra expense insurance in amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent Tenants in the business of Tenant or attributable to prevention of access to the Premises as a result of such perils.

10.3.4 Workers Compensation Insurance. Tenant shall obtain and maintain Worker’s Compensation Insurance in such amount as may be required by Applicable Requirements. Coverage shall contain a waiver of subrogation clause in favor of Landlord.

10.3.5 No Representation of Adequate Coverage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant’s property, business operations or obligations under this Lease.

10.3.6 Insurance Policies. All policies of insurance to be provided by Tenant shall be issued by insurance companies, with general policy holder’s rating of not less than A- and a financial rating of not less than Class A as rated in the most current available “Best’s” Insurance Reports, and qualified to do business in the State of California or such other rating as may be required by a Lender. Such policies shall be issued in the names of Landlord and Tenant and, if requested by Landlord, any mortgagee. The policies provided by Tenant shall be for the mutual and joint benefit and protection of Landlord, Tenant and any mortgagee. Tenant shall not do or permit to be done anything which invalidates the required insurance policies. Tenant shall, prior to the Commencement Date, deliver to Landlord certified copies of policies of such insurance or certificates with copies of the required endorsements evidencing the existence and amounts of the required insurance. No such policy shall be cancelable or subject to modification except after ten (10) days prior written notice to Landlord. Tenant shall, prior to the expiration of such policies, furnish Landlord with evidence of renewals or “insurance binders” evidencing renewal thereof, or Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand. Such policies shall be for a term of at least one year, or the length of the remaining term of this Lease, whichever is less. If either Party shall fail to procure and maintain the insurance required to be carried by it, the other Party may, but shall not be required to, procure and maintain the same.

10.3.7 Notwithstanding anything to the contrary, Tenant’s obligation to carry the insurance described in this Section may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by the Tenant, provided that (i) Landlord and any mortgagee shall be named as an additional insured thereunder as their interests may appear, (ii) the coverage afforded Landlord will not be reduced or diminished by reason of the use of such blanket policy of insurance, and (iii) the requirements set forth herein are otherwise satisfied. Tenant agrees to permit Landlord at all reasonable time to inspect the policies of insurance of Tenant covering the Premises for policies which are not required to be delivered to Landlord.

10.4 Release of Subrogation Rights. Landlord and Tenant hereby mutually release each other from liability and waive all right to recover against each other for any loss from perils insured against under their respective property insurance policies, including any extended coverage and special form endorsements to said policies; provided, however, this Section shall be inapplicable if it would have the effect, but only to the extent that it would have the effect, of invalidating any insurance coverage of Landlord or Tenant. The parties shall obtain, if available, from their respective insurance companies, a waiver of any right of subrogation which said insurance company may have against the Landlord or the Tenant, as the case may be.

ARTICLE 11

CARE OF THE PREMISES

11.1 Care of Premises. Tenant shall, at its sole cost and expense keep the Premises and exterior and interior portions of windows, doors, and all other glass or plate glass fixtures in a working neat, clean, sanitary and safe condition, and shall keep the Premises free from trash, rubbish and dirt. Tenant shall make all repairs or replacements thereon or thereto, whether ordinary or extraordinary.

11.2 Maintenance of Equipment. Tenant shall, at its sole cost and expense, keep and maintain all fixtures and mechanical equipment used by Tenant in good working order, condition and repair. Said items shall include, but are not limited to, all plumbing or sewage facilities in the Premises, doors, locks and closing devices, windows, including glass, lights, electric systems and equipment, heating and air conditioning systems and equipment and, all other appliances and equipment of every kind. Landlord shall enter into a maintenance agreement for the maintenance of any heating and/or air conditioning units servicing the Premises with a reputable maintenance service company and Tenant shall pay to Landlord as Additional Rent in the manner set forth in Section 13.3, the cost of any such maintenance agreement.

11.3 Roof and Structural and Other Maintenance Obligations of Landlord. Landlord shall keep in good condition and repair the foundations, exterior walls, fire/life/safety systems, roof and structural components of the Building, but the cost thereof (other than any capital expenditures which shall be amortized over the life of the improvement with the amount charged to Tenant limited to the period of the remaining term of the Lease) shall be paid by Tenant as Additional Rent in accordance with the manner set forth in Section 13.3. Landlord shall have no obligation to make any such repairs until Landlord has received written notice from Tenant with respect to the need for such repairs. Landlord shall not be deemed to be in default with respect with its obligation to repair unless and until Landlord has (i) received said written notice and (ii) failed to make such repairs within a reasonable period following the receipt of said notice. Landlord shall, after receiving written notice, exercise due diligence in making such repairs. Tenant hereby waives any provisions of law permitting Tenant to make repairs at Landlord’s expense. Landlord shall enforce any construction warranties for the benefit of Tenant to the extent that they are available.

11.4 Compliance with Governmental Regulations. Tenant shall, at its sole cost and expense, promptly and properly observe and comply with, including the making by Tenant of any alterations to the Premises, all present and future orders, regulations, directions, rules, laws ordinances, and requirements of all governmental authorities (including, without limitation, state, municipal, county and federal governments and their departments, bureaus, boards and officials) arising from the use of the Premises (provided Tenant shall have no responsibility for any structural improvements or capital expenditures, except to the extent resulting from alterations by Tenant or Tenant’s particular use).

11.5 Action by Landlord if Tenant Fails to Maintain. If Tenant refuses or neglects to repair or maintain the Premises as required by Sections 11.1, 11.2, 11.3 and 11.4 to the reasonable satisfaction of Landlord, Landlord, at any time following fifteen (15) days from the date on which Landlord shall make written demand on Tenant to affect such repair or maintenance, may, but shall not have the obligation to, make such repair and/or maintenance (without liability to Tenant for any loss or damage which may occur to Tenant’s merchandise, fixtures or other personal property, or to Tenant’s business by reason thereof) and upon completion thereof, Tenant shall pay to Landlord as Additional Rent Landlord’s costs for making such repairs, plus interest at ten percent (10%) per annum upon demand therefor. Moreover, Tenant’s failure to pay any of the charges in connection with the performance of its maintenance and repair obligations under this Lease will constitute a material default under the Lease.

11.6 Action by Tenant if Landlord Fails to Perform. Notwithstanding anything to the contrary contained in this Lease, if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance of the Premises which Landlord is required to provide pursuant to this Lease, and Landlord fails to commence such action within five (5) business days following the delivery of two (2) successive written notices from Tenant and thereafter diligently prosecute the same to completion (except in the event of an emergency with an imminent threat to the health or safety of Tenant’s employees, or an imminent threat of substantial damage to Tenant’s property, then within two (2) business days), then, Tenant shall have the right to perform the required action of Landlord, and Landlord shall reimburse Tenant for the costs thereof within thirty (30) days after presentation of a reasonably detailed invoice demonstrating the expenses incurred by Tenant. If Landlord fails to reimburse Tenant within such thirty (30) day period, then Tenant shall be entitled to deduct from rent the costs incurred by Tenant in connection with the repair work performed by Tenant pursuant to this Section 11.6. Notwithstanding anything to the contrary contained herein, in the event Tenant takes any repair action pursuant to this Section 11.6, and such work will affect the structural integrity or exterior appearance of the Building, or materially affects the Building systems, Tenant shall use only those contractors designated by Landlord for such work (provided Landlord has notified Tenant of such contractors and such contractors are available).

ARTICLE 12

TAXES

12.1 Personal Property Taxes. Tenant shall pay, as Additional Rent, prior to delinquency all taxes, assessments, license fees, and other public charges levied, assessed or imposed or which become payable during the term of this Lease upon any trade fixtures, furnishings, equipment and all other personal property of Tenant installed or located in the Premises. Whenever possible, Tenant shall cause said trade fixtures, furnishings, equipment and personal property to be separately assessed. If, however, any or all of said items shall be assessed and taxed with the real property, Tenant shall pay to Landlord such taxes as are attributable to Tenant’s trade fixtures, furnishings, equipment and personal property within fifteen (15) days after receipt of an invoice from Landlord advising Tenant of the taxes applicable to Tenant’s property.

12.2 Real Property Taxes. Tenant shall also pay in the manner set forth in Section 13.3 any and all real estate taxes, as defined in Section 12.3, assessed or imposed, or which become a lien upon or become chargeable against or payable in connection with the Premises, including Tenant’s equitable proportion of such charges which are attributable to common areas. In the event that the Premises and common areas are not separately assessed, Tenant shall pay an equitable proportion of the real estate taxes and assessments for all the land and improvements included within the tax parcel(s) assessed, such proportion shall be determined by Landlord from the respective valuations assigned in the Assessor’s worksheets and such other information as is reasonably available to Landlord, including Tenant’s proportionate share of square feet in the Building and any special improvements constructed for the benefit of Tenant. Real estate taxes for the last year of the term of this Lease shall be prorated between Landlord and Tenant as of the expiration date of the term. With respect to any assessments which may be levied against or upon the Premises, or which under the laws then in force may be evidenced by improvement or other bonds and may be paid in annual installments, only the amount of such annual installment, with appropriate proration for any partial year, and interest thereon, shall be included within a computation of taxes and assessments levied against the Premises.

12.3 Definition of Taxes. For purposes of this Lease, “taxes” shall also include each of the following:

12.3.1 Any form of assessment, license fee, license tax, bond or improvement bond, business license tax, commercial rental tax, levy, charge, penalty, or tax, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special district thereof, as against any legal or equitable interest of Landlord in the Premises or the real property of which the Premises constitute a part;

12.3.2 Any tax on Landlord’s right to rent or other income from the Premises or as against Landlord’s business of leasing the Premises;

12.3.3 Any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included with the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of real property tax for purposes of this Lease;

12.3.4 Any tax allocable to or measured by the area of the Premises or the rental payable hereunder, including without limitation, any gross income tax or excise tax levied by the State, any political subdivision thereof, city, or federal government, with respect to the receipt of such rental, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use of occupancy by Tenant of the Premises, or any portion thereof;

12.3.5 Any tax upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

12.3.6 “Real estate taxes” shall not include Landlord’s federal or state income, franchise, inheritance or estate taxes.

ARTICLE 13

COMMON AREAS

13.1 Common Area. Common areas shall include all areas within the Premises outside the exterior boundaries of the buildings situated thereon, including, but not limited to, streets, driveways, parking areas, truckways, delivery passages, loading doors, sidewalks, ramps, open and closed courts and malls, landscaped and planted areas, exterior stairways, bus stops, retaining and decorative walls and planters, and other areas provided by Landlord for the common use of Landlord and Tenants, their employees and invitees. Notwithstanding the foregoing, Tenant shall be entitled to 77 onsite, non-reserved parking spaces available to Tenant at no additional rental charge.

13.2 Maintenance. Landlord shall maintain said common areas in a neat, clean and orderly condition, properly lighted and landscaped as Landlord, in its reasonable discretion, shall reasonably determine. Tenant shall pay to Landlord in the manner set forth in Section 13.3

Tenant’s pro rata share of expenses in connection with the maintenance of common areas. Tenant’s pro rata share of expenses in connection with the maintenance of common areas shall be that proportion which the gross floor area of the Premises bears to the gross floor area in the Building plus any additional costs arising from special requirements uniquely created by Tenant’s use of the Premises (and with respect to which Landlord has provided Tenant with prior written notice). It is understood and agreed that the phrase “expenses in connection with the maintenance of common areas” shall include, but shall not be limited to, all sums expended in connection with said common areas for all general maintenance, repairs, pest control, resurfacing, painting, restriping, cleaning, sweeping and trash removal; maintenance and repair of sidewalks, curbs and Building signs; sprinkler systems, planting and landscaping; lighting, water, music and other utilities; directional signs and other markers and bumpers; maintenance and repair of any fire protection systems, automatic sprinkler systems, lighting systems, storm drainage systems and any other utility systems; personnel to implement such service and to police the common areas; police and fire protection services; depreciation and maintenance on operating machinery and equipment (if owned) and rental paid for such machinery and equipment (if rented); rental for electric and service rooms based upon the average rate in the Building; any surcharges or any other costs levied or assessed by local, state or federal government agencies in connection with the use of the parking facilities (specifically excluding any parking charges levied by Landlord) and, property management costs. Such costs and expenses shall not include any allowance for depreciation of common area improvements. Landlord may cause any or all of said service to be provided by an independent contractor or contractors. The property management costs, as set forth in this Section, shall not exceed amounts which are usual and customary for such services in the County of San Diego.

13.3 Tenant’s Costs. Within sixty (60) days of the Commencement Date, Landlord shall give Tenant a written estimate of Tenant’s share of the cost of utilities, if not separately metered, insurance provided by Landlord, roof and structural repairs, taxes, and expenses in connection with maintenance of common areas. Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance. Within ninety (90) days after the end of each calendar year, Landlord shall furnish to Tenant a statement showing in reasonable detail the costs incurred by Landlord for the operation and maintenance of the Premises during such year (a “Reconciliation Statement”), and Tenant shall pay to Landlord Tenant’s proportionate share of the cost incurred in excess of the payments made by Tenant within ten (10) days of receipt of such Reconciliation Statement. In the event that the payments made by Tenant for the operation and maintenance of the Premises exceed Tenant’s share of the cost of same, such amount shall be credited by Landlord to the rent or other charges next due and owing, provided that, if the Lease term has expired, Landlord shall accompany said Reconciliation Statement with the amount due Tenant. Tenant shall have the right to audit any Reconciliation Statement.

13.4 Tenant’s Rights. Tenant shall have for its use and benefit the non-exclusive right in common with Landlord and future owners, other Tenants, and their agents, employees, customers, licensees and subtenants to use said common areas from time to time existing during the entire term of this Lease, or any extension thereof, for ingress and egress, roadway, automobile parking and sidewalks. Tenant’s use of common areas shall be subject to and in accordance with such Rules and Regulations as may be reasonably adopted by Landlord in accordance with Section 5.4.

ARTICLE 14

SIGNS AND ADVERTISING

14.1 Signs. Landlord and Tenant shall mutually agree upon the location on the Premises for one (1) or more exterior Tenant identification sign(s). Tenant shall have no right to maintain Tenant identification sign(s) in any of the locations in, on or about the Premises and shall not display or erect any other signs, displays, or other advertising materials that are visible from the exterior of the building. The size, design, and other physical aspects of the permitted sign(s) shall be subject to the Landlord’s written approval prior to installation, which approval will not unreasonably be withheld, any covenants, conditions, or restrictions encumbering the Premises (including but not limited to the Carlsbad Research Center Design Guidelines), any applicable municipal or other governmental permits and approvals. The cost of the sign(s), including the installation, maintenance and removal thereof shall be at Tenant’s sole cost and expense. If Tenant fails to maintain its sign(s), or if Tenant fails to remove such sign(s) upon termination of the Lease, and repair any damage caused by such removal (including without limitation, painting the building, if reasonably required by Landlord) Landlord may do so at Tenant’s expense. Tenant shall reimburse Landlord for all reasonable, out-of-pocket costs incurred by Landlord to effect such removal, which amounts shall be deemed Additional Rent and shall include without limitation, all sums disbursed, incurred or deposited by Landlord, including Landlord’s costs, expenses and actual attorneys’ fees with interest thereon.

ARTICLE 15

ENTRY BY LANDLORD

15.1 Entry by Landlord. Tenant shall permit Landlord and Landlord’s agents and contractors to enter the Premises at all reasonable times, upon giving Tenant at least one (1) business day prior notice, except in the event of an emergency in which case the one (1) business day notice is not required; (i) for the purpose of inspecting the same, (ii) for the purpose of maintenance, repairs, alterations, or additions to any portion of the Building, including the erection and maintenance of such scaffolding, canopies, fences, and props as may be required, or (iii) for the purpose of posting notices of non-responsibility for alterations, additions, or repairs.

15.2 Entry to Relet Premises. Landlord may, during reasonable business hours and upon reasonable prior notice within sixty (60) days prior to the expiration of this Lease, enter the Premises for the purpose of allowing prospective tenants to view the Premises.

15.3 No Liability. Landlord shall be permitted to enter the Premises for any of the purposes stated herein without any liability to Tenant for any loss of occupation of quiet enjoyment of the Premises resulting therefrom.

ARTICLE 16

ASSIGNMENT AND SUBLETTING

16.1 Assignment and Subletting. Tenant shall not either voluntarily or by operation of law, assign, sell, encumber, pledge or otherwise transfer all or any part of Tenant’s leasehold estate hereunder, or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees, or sublet the Premises or any portion thereof, without Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld or delayed. Any purported assignment or subletting contrary to these provisions shall be void. Landlord’s consent shall be based upon a determination that the same type, class, nature and quality of business, service, management, and financial soundness of ownership shall exist after such assignment or subletting and, provided further, that each and every covenant, condition or obligation imposed upon Tenant by this Lease is assumed by such assignee or subtenant and each and every right, remedy or benefit afforded Landlord by this Lease is not thereby impaired or diminished. Consent by Landlord to one or more assignments of this Lease or to one or more sublettings of the Premises shall not operate to exhaust Landlord’s rights under this Section. For purposes of this Lease the transfer, assignment, or hypothecation of any stock or interest in Tenant in the aggregate in excess of twenty-five (25%), or liquidation thereof, shall be deemed an assignment.

16.2 Notice to Landlord. If Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord (i) the name of the proposed Subtenant or assignee; (ii) the nature of the proposed Subtenant’s or assignee’s business to be carried on in the Premises; (iii) the terms and provisions of the proposed sublease or assignment; and (iv) such reasonable financial information as Landlord may request concerning the proposed Subtenant or assignee. Tenant agrees to reimburse Landlord for Landlord’s actual costs and attorneys’ fees (not to exceed $2,500) incurred in conjunction with the processing and documentation of any such requested assignment, subletting, transfer, change or ownership or hypothecation of this Lease.

16.3 Excess Rent. If in connection with any assignment or sublease, Tenant receives rent or other consideration either initially or over the term of the sublease or assignment in excess of (i) the Monthly Rent called for hereunder, plus (ii) Tenant’s direct out-of-pocket costs which Tenant certifies to Landlord to have been incurred in connection with any sublease or assignment or otherwise in connection with providing occupancy related services to any such subtenant or assignee of a nature commonly provided by Landlords of similar space, then promptly following its receipt thereof, Tenant shall pay to Landlord, as Additional Rent hereunder, fifty percent (50%) of such excess as and when received.

16.4 Notwithstanding anything contained in this Lease to the contrary, Tenant may assign this Lease or sublet all or a portion of the Premises to any entity controlling Tenant, controlled by Tenant or under common control with Tenant, any entity with which Tenant has merged or consolidated, or any entity which acquires or succeeds to all or substantially all of the assets or business of Tenant (each, a “Tenant Affiliate”), without the prior written consent of Landlord; provided, however, Tenant shall not be released from liability hereunder on account of any such assignment or sublease and Tenant shall provide Landlord with notice of such assignment or sublease within a reasonable period of time following its effective date.

16.5 No Release of Liability. No subletting, even with the consent of Landlord, shall relieve Tenant of its obligation to pay the rent and perform all the other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any assignment or subletting.

ARTICLE 17

ABANDONMENT

17.1 No Abandonment. Tenant shall not abandon the Premises at any time during the term of this Lease. If Tenant shall abandon or surrender the Premises, or be disposed by process of law, or otherwise, Landlord may terminate this Lease, retake possession of the Premises, pursue its remedies provided herein, and any personal property or trade fixtures belonging to Tenant and left on the Premises shall, at the option of Landlord, be deemed abandoned. In such case, Landlord may dispose of said personal property in any manner and is hereby relieved of all liability for doing so.

ARTICLE 18

BREACH BY TENANT

18.1 Events of Default. The occurrence of any of the following shall constitute a breach and material default of this Lease by Tenant:

18.1.1 The failure of Tenant to pay or cause to be paid when due any Base Monthly Rental, Additional Rent, monies, or charges required by this Lease to be paid by Tenant when such failure continues for a period of five (5) business days after written notice thereof from Landlord to Tenant;

18.1.2 The abandonment of the Premises by Tenant;

18.1.3 The failure of Tenant to perform any term, covenant or condition, other than payment of rent, monies or charges, required by this Lease and Tenant shall have failed to cure such failure within thirty (30) days after written notice from Landlord; provided, however, that where such failure cannot reasonably be cured within the thirty (30) day period, the Tenant shall not be in default if it has commenced such cure within the same thirty (30) day period and diligently thereafter prosecutes the same to completion which in all events must occur within ninety (90) days thereafter;

18.1.4 To the extent permitted by applicable law, any act of bankruptcy cause, suffered or permitted by Tenant. For purposes of this Lease, “act of bankruptcy” shall include any of the following:

18.1.4.1. Any general assignment or general arrangement for the benefit of creditors;

18.1.4.2. The filing of any petition by or against Tenant to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, unless such petition is filed against Tenant and same is dismissed within sixty (60) days;

18.1.4.3. The appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease; or,

18.1.4.4. The attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease.

18.2 Five-Day Notice. In the event that Landlord issues a five (5) business day notice, notice of abandonment or comparable document by reason of Tenant’s breach, and Tenant cures such default, Tenant agrees to pay to Landlord, the reasonable cost of preparation and delivery of same.

18.3 No Waiver. The acceptance by Landlord of rent due hereunder after breach by Tenant will not constitute a waiver of such breach, unless a writing to that effect has been delivered to Tenant.

ARTICLE 19

REMEDIES UPON BREACH

19.1 Landlord’s Remedies. In the event of any breach by Tenant, in addition to other rights or remedies of Landlord at law or in equity, Landlord shall have the following remedies:

19.1.1 Landlord may recover from Tenant the Rent, including without limitation Additional Rent, as it becomes due and any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. Landlord may sue monthly, annually or after such equal or unequal periods as Landlord desires for amounts due under this Section 19.1.1. The right to collect rent as it becomes due shall terminate upon the termination by Landlord of Tenant’s right to possession. Tenant’s right to possession shall not be terminated unless and until Landlord delivers to Tenant written notice thereof; and

19.1.2 Landlord, either as an alternative or subsequent to exercising the remedies set forth in Section 19.1.1, may terminate Tenant’s right to possession of the Premises by and upon delivery to Tenant of written notice of termination. Landlord may then immediately reenter the Premises and take possession thereof pursuant to legal proceedings and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No notice of termination shall be necessary in the event that Tenant has abandoned the Premises. In the event that Landlord elects to terminate Tenant’s right of possession, Landlord may recover the following:

19.1.2.1. The worth at the time of the award of the unpaid rent which had been earned at the time of termination. “Worth at the time of award” shall be computed by allowing interest at ten percent (10%) per annum from the first day the breach occurs;

19.1.2.2. The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided. “Worth at the time of award” shall be determined by allowing interest at the rate of ten percent (10%) per annum from the first day a breach occurs;

19.1.2.3. The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided. “Worth at the time of award” shall be computed by discounting such amount at the discount rate at the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and

19.1.2.4. Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom including, but not limited to, commissions and expenses of reletting, attorneys’ fees, costs of alterations and repairs, recording fees, filing fees and any other expenses customarily resulting from obtaining possession of leased premises and re-leasing.

19.2 Forfeiture. It is understood that all covenants made by Tenant herein are conditions of this Lease; therefore, in the event of any default by Tenant in fulfilling any of the same, Landlord may at any time thereafter at its option declare a forfeiture of this Lease, and any holding over thereafter shall be construed to be a tenancy from month-to-month only, for the same rental and the same conditions, except as to term, as set forth in this Lease.

ARTICLE 20

DAMAGE OR DESTRUCTION

20.1 Landlord’s Obligation to Rebuild. If the Premises are damaged or destroyed, Landlord shall promptly and diligently repair the Premises unless it has the right to terminate this Lease as provided in Section 20.2 below and it elects to so terminate.

20.2 Landlord’s Right to Terminate. Landlord shall have the right to terminate this Lease following damage to or destruction of the Premises if any of the following occurs: (i) insurance proceeds together with additional amounts Tenant agrees to contribute are not available to Landlord to pay one hundred percent (100%) of the cost to fully repair the damaged Premises, excluding the deductible for which Landlord shall be responsible; (ii) the Premises cannot, with reasonable diligence, be substantially repaired by Landlord within two hundred seventy (270) days after the date of the damage or destruction; (iii) the Premises cannot be safely repaired because of the presence of hazardous factors, including, but not limited to, earthquake faults, radiation, chemical waste and other similar dangers; or (iv) the Premises are destroyed or damaged during the last twelve (12) months of the Term. In addition, Tenant shall have the right to terminate this Lease following damage to or destruction of the Premises if any of the following occurs: (A) the Premises cannot be or are not, with reasonable diligence, substantially repaired by Landlord within two hundred seventy (270) days after the date of the damage or destruction or (B) the Premises are destroyed or damaged during the last twelve (12) months of the Term. Landlord shall provide Tenant with a good faith written estimate prepared by Landlord’s contractor of the period of time required for restoration within 30 days following the date of the casualty.

If Landlord elects to terminate this Lease, Landlord may give Tenant written notice of its election to terminate within thirty (30) days after it has knowledge of such damage or destruction, and this Lease shall terminate fifteen (15) days after the date Tenant receives such notice. If this Lease is terminated, Landlord shall, subject to the rights of its lender(s), be entitled to receive and retain all the insurance proceeds resulting from such damage, except for those proceeds payable under policies obtained by Tenant. If Landlord elects not to terminate the Lease, Landlord shall, promptly following the date of such damage or destruction and receipt of any amounts provided by Tenant pursuant to Section 20.2(i) above, commence the process of obtaining necessary permits and approvals, and shall commence repair of the Premises as soon as practicable and thereafter prosecute the same diligently to completion, in which event this Lease will continue in full force and effect.

20.3 Limited Obligation to Repair. Landlord’s obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Premises and Tenant Improvements and Tenant shall, at its expense, replace or fully repair all Tenant’s personal property and any alterations installed by Tenant existing at the time of such damage or destruction (except to the extent Landlord’s insurance proceeds cover said alterations). If the Premises are to be repaired in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives which are allocable to the alterations constructed by Tenant pursuant to this Lease provided Tenant is not then in default, after the expiration of all applicable notice and cure periods.

20.4 Abatement of Rent. Rent shall be temporarily abated proportionately, based upon the extent to which Tenant’s business operations have been impaired due to such damage or destruction, as reasonably determined by Tenant. Such abatement shall commence upon such damage or destruction and end upon substantial completion by Landlord of the repair or reconstruction which Landlord is obligated or undertakes to do and the delivery of the Premises to Tenant. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant’s personal property or any inconvenience occasioned by such damage, repair or restoration. Tenant hereby waives the provisions of Section 1932(2) and Section 1933(4) of the California Civil Code, and the provisions of any similar law hereinafter enacted.

ARTICLE 21

CONDEMNATION

21.1 Total Taking—Termination. If title to all of the Premises or so much thereof is taken for any public or quasi-public use under any statue or by right of eminent domain so that reconstruction of the Premises will not result in the Premises being reasonably suitable for Tenant’s continued occupancy for the uses and purposes permitted by this Lease, this Lease shall terminate as of the date possession of the Premises or part thereof be taken.

21.2 Partial Taking. If the Premises or any portion thereof are taken under the power of eminent domain, or sold by Landlord under the threat of the exercise of such power, this Lease shall terminate as to the part so taken as of the date that the condemning authority takes possession of the Premises. If more than twenty-five percent (25%) of the Premises is taken or sold under such threat, either Landlord or Tenant may terminate this Lease as of the date that the condemning authority takes possession by delivery of written notice of such election within twenty (20) days after such party has been notified of the taking or, in the absence thereof, within twenty (20) days after the condemning authority shall have taken possession. Each party hereby waives the provisions of Section 1265.130 of the California Code Civil Procedure allowing either party to petition the Superior Court to termination in the event of a partial taking of the Building or Premises.

21.3 No Apportionment of Award. No award for any partial or entire taking shall be apportioned, it being agreed and understood that Landlord shall be entitled to the entire award for any partial or entire taking. Tenant assigns to Landlord its interest in any award which may be made in such taking or condemnation, together with any and all rights of Tenant arising in or to the same or any part thereof. Nothing contained herein shall be deemed to give Landlord any interest in or require Tenant to assign to Landlord any separate award made to Tenant for the taking of Tenant’s personal property, for the interruption of Tenant’s business, for any leasehold value, or its moving costs, or for the loss of its goodwill.

21.4 Temporary Taking. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to any abatement of Rent. Any award made to Tenant be reason of such temporary taking shall belong entirely to Tenant and Landlord shall not be entitled to share therein. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this Section.

21.5 Sale Under Threat of Condemnation. A sale made in good faith by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes of this Section.

ARTICLE 22

SURRENDER OF LEASE

22.1 Surrender of Lease. The voluntary or other surrender of its interest in this Lease by Tenant or a mutual cancellation of this Lease shall not work a merger, and shall, at the election of Landlord, either terminate all or any existing subleases or subtenancies or operate as an assignment to Landlord of any or all of such subleases or subtenancies. Landlord shall exercise its election within thirty (30) days of any such surrender or cancellation.

ARTICLE 23

ATTORNEYS’ FEES

23.1 Attorneys’ Fees. If either party institutes or is made a party to any action or proceeding to enforce or interpret this Lease, the prevailing party in such action or proceeding shall be entitled to recover all costs and attorneys’ fees incurred in connection with such action or proceeding, or any appeal or enforcement of such action or proceeding.

ARTICLE 24

SALE OF THE PREMISES BY LANDLORD

24.1 Sale of Premises. Notwithstanding any provisions of this Lease to the contrary, Landlord may assign, in whole or in part, Landlord’s interest in this Lease and may sell all or part of the real estate of which the Premises are a part. In the event of any sale or exchange of the Premises by Landlord and assignment by Landlord of this Lease, without the need for the execution of any additional documents, provided the transferee assumes all of Landlord’s obligations under this Lease, Landlord shall be and is hereby entirely freed and relieved of all liability under any and all covenants and obligations contained in or derived from this Lease or arising out of any act, occurrence or omission relating to the Premises which occurs after the consummation of such sale, exchange, or assignment.

ARTICLE 25

QUIET ENJOYMENT

25.1 Quiet Enjoyment. If Tenant is not in breach under the covenants made in this Lease, Landlord covenants that Tenant shall have peaceful and quiet enjoyment of the Premises without hindrance on the part of Landlord. Landlord will defend Tenant in the peaceful and quiet enjoyment of the Premises against claims of all persons claiming through or under Landlord.

ARTICLE 26

ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

26.1 Tenant Estoppel Certificate. Tenant shall at any time during the term of this Lease, within fifteen (15) days of written notice from Landlord, execute and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification. Tenant’s statement shall include other reasonable details requested by Landlord, such as the date to which rent and other charges are paid, Tenant’s knowledge concerning any uncured defaults with respect to Landlord’s obligations under this Lease and the nature of such defaults if they are claimed, and such other matters as Landlord may reasonably request. Any such statement may be relied upon conclusively by any purchaser or lender having an interest in the Premises. Tenant’s failure to deliver such statements within such time shall be conclusive upon the Tenant that this Lease is in full force and effect, except as and to the extent any modification has been represented by Landlord, and that there are no uncured defaults in Landlord’s performance, and that not more than one (1) month’s rent has been paid in advance. In addition, within fifteen (15) days after written request from Tenant, Landlord shall deliver to Tenant an estoppel certificate stating that (a) this Lease is in full force and effect and has not be modified, supplemented or amended in any way (or specifying the date of the agreement so affecting this Lease); (b) to Landlord’s actual knowledge, Tenant is not in breach of this Lease (or, if so, a description of each such breach); (c) this Lease represents the entire agreement between the parties with respect to the Premises; (d) the date to which rent has been paid, (e) the unexpired term of this Lease, and (f) it is intended that any Landlord’s statement may be relied upon by a prospective purchaser or lender of or investor in Tenant.

26.2 Tenant Financial Statements. Should Tenant no longer be a publically held company with publically filed financial statements, then within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as Landlord reasonably requires (but not more often than once per calendar year) verifying the financial condition of Tenant or any guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by such lender to facilitate the financing or refinancing of the Premises. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement in all material respects as of the date of such statements. All financial statements shall be confidential and shall be used only for the purposes set forth in this Lease.

ARTICLE 27

SUBORDINATION AND ATTORNMENT

27.1 Subordination of Lease. This Lease and Tenant’s rights under this Lease are subject and subordinate to any Mortgage, ground lease, and to all renewals, modifications, consolidations, replacements, or extensions thereof, now or hereafter affecting the Premises, provided Tenant obtains reasonable non-disturbance protection from any lender or ground lessor. The provisions of this Section shall be self-operative, and no further instrument of subordination shall be required. In confirmation of such subordination, however, Tenant shall promptly execute and deliver any instruments that Landlord, the holder of any Mortgage, or the Landlord of any ground lease may request to evidence such subordination. If Tenant fails to execute and deliver any such instruments, Tenant irrevocably constitutes and appoints Landlord as Tenant’s special attorney-in-fact to execute and deliver such instruments. Landlord shall deliver to Tenant within sixty (60) days following the mutual execution and delivery of this Lease, a commercially reasonable subordination, non-disturbance and attornment agreement from any existing lender or ground lessor of Landlord.

27.2 Attornment to Lender. If the holder of any Mortgage, or the Landlord of any ground lease affecting the Premises, shall hereafter succeed, by foreclosure or otherwise, to the rights of Landlord under this Lease, Tenant shall attorn to and recognize such successor as Tenant’s Landlord under this Lease, and shall promptly execute and deliver any instruments that may be necessary to evidence such attornment, and Tenant hereby irrevocably appoints Landlord as Tenant’s special attorney-in-fact to execute and deliver such instruments on behalf of Tenant should Tenant refuse or fail to do so. Upon such attornment, this Lease shall continue in effect as a direct lease between such successor Landlord and Tenant upon and subject to all of the provisions of this Lease.

ARTICLE 28

HOLDING OVER

28.1 Holding Over. If Tenant should remain in possession of the Premises after the expiration of the term of this Lease without executing a new lease or after Landlord has declared a forfeiture by reason of a default by Tenant, the such holding over shall be construed as a tenancy from month-to-month, subject to all the conditions, provisions and obligations of this Lease insofar as they are applicable to a month-to-month tenancy.

ARTICLE 29

MORTGAGEE PROTECTION

29.1 Mortgagee Protection. In the event of any default on the part of Landlord, Tenant agrees to give notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Premises whose address shall have been furnished to the Tenant and shall offer such beneficiary or mortgagee a reasonable opportunity to cure such default (but not beyond the time afforded to Landlord to cure the same).

ARTICLE 30

LIABILITY OF SUCCESSORS

30.1 Successors Liability. The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heir, successors, executors, administrators, and permitted assigns of all the parties hereto and all of the parties hereto shall be jointly and severally liable for the covenants contained herein.

ARTICLE 31

EASEMENTS

31.1 Easements. Landlord reserves the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant. Tenant shall sign any documents or instruments to accomplish the foregoing upon request of Landlord (at no cost or expense or liability to Tenant), and failure to do so shall constitute a material breach of this Lease. Tenant irrevocably appoints Landlord as Tenant’s special attorney-in-fact to execute and deliver such documents or instructions on behalf of Tenant should Tenant refuse or fail to do so.

ARTICLE 32

COVENANTS, CONDITIONS AND RESTRICTIONS

32.1 Compliance with Covenants, Conditions and Restrictions. In addition to requirements imposed by law, the care of the Premises and conduct of business thereupon, among other things, are restricted or subject to heightened requirements pursuant to one or more recorded Covenant, Conditions and Restrictions (“CC&R’s”). The terms of all applicable CC&R’s, in their entirety, are incorporated herein by this reference. Tenant has received a copy of all applicable CC&R’s prior to its execution of this Lease, and such receipt is acknowledged hereby.

32.2 Associations. Tenant shall faithfully observe and comply with the provisions of all applicable CC&R’s, and all modifications and additions which may from time to time be enacted pursuant to their terms (and, with respect to any such modifications, at no additional cost, expense or liability to Tenant). Tenant shall similarly observe and comply with all requests, demand and orders otherwise made by any governing associations created under the authority of the CC&R’s (the “Associations”). Any violation of the CC&R’s or orders of the Associations created thereby shall be a default under this Lease. However, Landlord will not be responsible to Tenant for the nonperformance of any provisions of such CC&R’s by its tenants occupying neighboring properties, if any.

32.3 Association Fees. All payments, charge, dues, and assessments imposed under the authority of the CC&R’s and the Associations (“Association Fees”) shall be paid by Landlord and included as part of the common area operating expenses paid by Tenant pursuant to Article 13.

ARTICLE 33

QUITCLAIM DEED

33.1 Quitclaim Deed. Tenant shall execute and deliver to Landlord on the expiration date or earlier termination of this Lease, promptly on Landlord’s request, a quitclaim deed to the Premises, in recordable form, designating Landlord as transferee.

ARTICLE 34

HAZARDOUS MATERIALS

34.1 Definitions:

34.1.1 Hazardous Materials Laws. “Hazardous Materials Laws” means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations or court decisions relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under or about the Premises, or soil and ground water conditions, including, but not limited to, California Labor Code Section 6382, California Health and Safety Code Section 25249.5, et seq., any amendments to and any regulations promulgated pursuant to the foregoing, and any similar federal, state or local laws, ordinances, rules, decrees, orders or regulations.

34.1.2 Hazardous Materials. “Hazardous Materials” means any chemical, compound, substance or other material, including, without limitation, gasoline, diesel, aviation fuels, lubricating oils, solvents and chemicals, that: (i) is defined as a hazardous substance, hazardous material, hazardous waste or toxic substance under any Hazardous Material Law; (ii) is controlled or governed by any Hazardous Materials Law, or gives rise to any reporting, notice or publication requirements thereunder, or gives rise to any liability, responsibility or duty on the part of Tenant or County with respect to any third person thereunder; or (iii) is a flammable or explosive material, asbestos, radioactive material, nuclear medicine material, drug, vaccine, bacterial, virus, hazardous waste, toxic substance, or related injurious or potentially injurious material (by itself or in combination with other materials).

34.2 Tenant’s Obligations

34.2.1 Compliance with Laws. Tenant shall strictly comply with, and shall maintain the Premises in compliance with, all Hazardous Materials Laws. Tenant shall obtain and maintain in full force and affect all permits, licenses and other governmental approvals required for Tenant’s operations on the Premises under any Hazardous Materials Laws and shall comply with all terms and conditions thereof. At Landlord’s request, Tenant shall deliver copies of, or allow Landlord to inspect, all such permits, licenses and approvals. Tenant shall perform any monitoring, investigation, clean-up, removal, detoxification, preparation of closure or other required plans and any other remedial work (collectively, “Remedial Work”) required as a result of any release or discharge of Hazardous Materials affecting the Premises or any violation of Hazardous Materials Laws caused by Tenant or any Subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees (but not by Landlord, its agents, contractors, employees, licensees or invitees). Landlord shall have the right to intervene in any governmental action or proceeding involving any Remedial Work, and to approve performance of the work, in order to protect Landlord interests. Tenant shall be solely responsible for paying all fines, damages and penalties imposed by any governmental agency resulting from Tenant’s violation of any Hazardous Materials Laws. Notwithstanding the foregoing, Tenant or its Subtenants shall have the right to use Hazardous Materials in the ordinary course of business and in compliance with all Hazardous Materials Laws, under circumstances where no liability under any Hazardous Materials Laws could reasonably be anticipated.

34.2.2 Compliance with Insurance Requirements. Tenant shall comply with the requirements of Tenant’s insurers regarding Hazardous Materials and with such insurers’ recommendations based upon prudent industry practices regarding management of Hazardous Materials.

34.2.3 Notice; Reporting. Tenant shall notify Landlord in writing immediately after any of the following: (a) Tenant has knowledge, or has reasonable cause to believe, that any Hazardous Material has been released or discharged under or about the Premises, whether or not the Hazardous Material is in quantities that would otherwise be reportable to a public agency; (b) Tenant receives any order of a governmental agency requiring any Remedial Work pursuant to any Hazardous Materials Laws; (c) Tenant receives any warning, notice of inspection, notice of violation or alleged violation, or Tenant receives notice or knowledge of any proceeding, investigation of enforcement action, pursuant to any Hazardous Materials Laws; or (d) Tenant receives notice or knowledge of any claims made or threatened by any third party against Tenant or the Premises relating to any loss or injury resulting from Hazardous Materials. Tenant shall deliver to Landlord copies of all test results, reports and business management plans required to be filed with any government agency pursuant to any Hazardous Materials Laws.

34.2.4 Entry and Inspection; Cure. Landlord and its agents, employees and contractors, shall have the right to enter the Premises at all reasonable times and upon reasonable prior notice to inspect the Premises and Tenant’s compliance with the terms and conditions of this Section 34, or to conduct investigations and tests. No prior notice to Tenant shall be required in the event of any emergency, or if Landlord has reasonable cause to believe that violations by Tenant of this Section 34 have occurred, or if Tenant consents at the time of entry. In all other cases, Landlord shall give at least 24 hours’ prior notice to Tenant. Landlord shall have the right, but not the obligation, to remedy any violation by Tenant of the provisions of this Section 34, or to perform any Remedial Work necessitated as a result of any discharge by Tenant of Hazardous Materials on the Premises. Tenant shall pay, upon demand, all costs incurred by Landlord in remedying such violations or performing all Remedial Work necessitated by the acts or omissions of Tenant and/or its agents or employees, plus interest thereon at the rate of 10 percent per annum from the date of demand until the date paid by the Tenant.

34.2.5 Termination/Expiration. Upon termination or expiration of this Lease, Tenant shall, at Tenant’s cost, remove any equipment, improvements or storage facilities utilized in connection with any Hazardous Materials and shall clean up, detoxify, repair and otherwise restore the Premises to a condition free of Hazardous Materials, to the extent such condition is caused by Tenant or any Subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees.

34.2.6 Indemnification. Except to the extent of any liability of Landlord under Section 34.3 below, Tenant shall indemnify, protect, defend and hold Landlord (and its employees and agents) harmless from and against any and all claims, costs, expenses, suits, judgments, actions, investigations, proceedings and liabilities arising out of or in connection with any breach of any provision of this Lease directly or indirectly arising out of the use, generation, storage, release, disposal or transportation of Hazardous Materials by Tenant or any Subtenant, or their respective agents, contractors, employees, licensees, or invitees and/or trespassers upon the Premises (but not by Landlord, its agents, contractors, employees, licensees or invitees), on, under or about the Premises during the Term, including, but not limited to, all foreseeable and unforeseeable consequential damages and the cost of any Remedial Work. Neither the consent by Landlord to the use, generation, storage, release, disposal or transportation of Hazardous Materials, nor strict compliance with all Hazardous Materials Laws, shall excuse Tenant from Tenant’s indemnification obligations pursuant to this Section 34.2.6. The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of Section 9 of this Lease. Tenant’s obligations pursuant to this Section 34.2.6 shall survive the termination or expiration of the Lease.

34.2.7 Default. The release or discharge of any Hazardous Material or violation of any Hazardous Materials Law by Tenant or any Subtenant of Tenant shall be a material default by Tenant under the Lease. In addition to or in lieu of the remedies available under the Lease as a result of such default, Landlord shall have the right, without terminating the Lease, to require Tenant to suspend its operations and activities on the Premises until Landlord is satisfied that appropriate Remedial Work has been or is being adequately performed; Landlord’s election of this remedy shall not constitute a waiver of Landlord’s right thereafter to declare a default and pursue other remedies set forth in the Lease.

34.3 Landlord’s Obligations. Except as set forth in the Existing Phase I, Landlord represents and warrants that to the best of Landlord’s knowledge, as of the date of this Lease, the Premises and the Building are free of all Hazardous Materials. Except to the extent of any liability of Tenant under Section 34.2.6 above, Landlord shall indemnify, protect, defend and hold Tenant (and its employees and agents) harmless from and against any and all claims, costs, expenses, suits, judgments, actions, investigations, proceedings and liabilities arising out of or in connection with the presence of any Hazardous Materials currently existing in, under or about the Premises or released thereon by or on behalf of Landlord, including, but not limited to, all foreseeable and unforeseeable consequential damages resulting therefrom. The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of Section 9 of this Lease. Landlord’s obligations pursuant to this Section 34.3 shall survive the termination or expiration of the Lease.

ARTICLE 35

MISCELLANEOUS

35.1 Gender. Whenever the singular number is used in this Lease, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and the word “person” shall include corporation, firm, or association, when required by the context.

35.2 Headings. The headings or title to the paragraphs of this Lease are for convenience only and do not in any way define, limit or construe the contents of such paragraphs.

35.3 Integration. This instrument contains all of the agreements and conditions made between the parties with respect to the hiring of the Premises and may not be modified orally or in any other manner other than by a written instrument signed by all the parties to this Lease.

35.4 Choice of Laws. The laws of the State of California as applied to contracts entered into between citizens of the State of California and to be performed within the State of California shall govern the validity, performance and enforcement of this Lease.

35.5 Severability. If any provision of this Lease is determined to be void by any court of competent jurisdiction, such determination shall not affect any other provisions of this Lease and such other provisions shall remain in full force and effect. If any provision of this Lease is capable of two constructions, one which would render the provision void and one which would render the provision valid, the provision shall be interpreted in the manner which would render it valid.

35.6 Amendment for Financing. Upon written request of Landlord, Tenant agrees to execute any lease amendments not materially altering the terms of this Lease, if required by a Mortgagee incident to the financing of the real property of which the Premises constitute a part. Any change affecting the consideration to be paid by Tenant or modifying the term of this Lease or imposing any additional costs or liability on Tenant or reducing any of Tenant’s rights shall be deemed as materially alter the terms hereof.

35.7 Payments. Except as may otherwise be expressly stated, each payment required to be made by Tenant shall be in addition to and not in substitution for other payments to be made by Tenant.

35.8 Time of Essence. Time is of the essence in this Lease.

35.9 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes thereof, governmental restrictions, regulations, or controls, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, shall excuse the performance by such party for a period equal to that resulting from such prevention, delay or stoppage, except those obligations of Tenant to make payment for rental and other charges pursuant to the terms of this Lease.

35.10 Notices. All notices to be given by one party to the other under this Lease shall be in writing, mailed or delivered to the other party at the following address:

To Landlord:	PDG CARLSBAD 47 & 48, LP 1825 Gillespie Way, Suite 102 El Cajon, CA 92020 (619) 258-2900 Fax: (619) 258-2909

To Tenant:	IRIS INTERNATIONAL, INC. 1891 Rutherford Road, Suite 200 Carlsbad, CA 92008

With copy to: IRIS INTERNATIONAL, INC. 9158 Eton Avenue Chatsworth, CA 91311

Mailed notices shall be sent by United States Postal Service, certified or registered mail, postage prepaid and shall be deemed to have been given on the date of posting in the United States Postal Service.

Either party may, with proper notice, at any time designate a different address to which notices shall be sent.

35.11 Brokers. Landlord and Tenant each represents that it has had no dealings with any real estate broker or agent in connection with the negotiation and/or execution of this Lease except as follows: Roger Carlson of CB Richard Ellis. Landlord and Tenant shall indemnify and defend each other against all liability, costs, expenses and charges (including without limitation attorneys’ fees and disbursements) arising from any claims that may be made against either Landlord or Tenant by an real estate broker, agent, finder, or other person, alleging to have acted on behalf of Tenant. Landlord agrees to pay all brokerage commissions.

35.12 Special Provisions. Landlord and Tenant acknowledge that Articles 36 and 37 are attached hereto and made a part hereof.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year set forth at the beginning hereof.

LANDLORD:		TENANT:

PDG CARLSBAD 47 & 48, LP a California limited partnership		IRIS INTERNATIONAL, INC. a Delaware corporation

By:	Diversified Carlsbad 47 & 48, LLC	By:	/s/ Cesar Garcia
	General Partner		Cesar Garcia, Chairman, CEO and President
By:	/s/ William P. Tschantz
William P. Tschantz, Manager

ARTICLE 36

OPTION TO EXTEND

36.1 Options To Extend. Tenant shall have the option to extend the term of this Lease for one (1), five (5) year period, subject to the following provisions:

36.1.1 Tenant shall exercise the option by delivery of written notice to Landlord not more than Three Hundred Sixty (360) days and not less than Two Hundred Seventy (270) days prior to the expiration of the initial term of this Lease (the “Exercise Period”). If said notice is not delivered within said time period(s), this option shall terminate.

36.1.2 This option to extend shall terminate in the event that Tenant is in default under the terms of this Lease, after all applicable notice and cure periods, during the period of the Exercise Period.

36.2 Rent. The Base Monthly Rental payable by Tenant for the first year of the option period shall be based on the Base Monthly Rental being paid for the last year of the Lease Term, increased by three and one-half (3  1/2) percent and shall be increased by three and one-half (3  1/2) percent for each of the following years of the option period.

ARTICLE 37

EARLY TERMINATION RIGHT

37.1 Early Termination Right. Tenant shall have a onetime right to terminate this Lease at the end of sixtieth (60th) month of the initial term (the “Early Termination Right”), subject to the following provisions:

37.1.1 Tenant shall exercise the Early Termination Right by delivery of written notice to Landlord, prior to the end of the Fifty Fourth (54th) month of the initial term, stating its intent to exercise its right to terminate the Lease (the “Termination Notice”).

37.1.2 The Termination Notice shall be accompanied by payment to Landlord in the amount of Two Hundred Seventy Nine Thousand Eight Hundred Twenty One Dollars ($279,821.00) (the “Termination Fee”).

37.1.3 In the event that the Termination Notice and the Termination Fee are not delivered to Landlord prior to the end of the Fifty Fourth (54th) month of the initial term then the Early Termination Right shall terminate.

EXHIBIT A

PREMISES AND LEGAL DESCRIPTION

1891 Rutherford Road, Suite 200, Carlsbad, CA 92008.

LOT 48 OF CARLSBAD TRACT NO. 85-24, UNIT NO. 03, IN THE CITY OF CARLSBAD, COUNTY OF SAND DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF 11810, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY MAY 19, 1987. TAX ASSESSORS PARCEL NO. 212-120-28.

EXHIBIT B

PREMISES AND BUILDING

1891 Rutherford Road

Suite 200

September 30,
First Floor	18,441 S.F.

Second Floor	5,548 S.F.

Common Area Allocation	1,777 S.F.

Total Area	25,776 S.F.

EXHIBIT C

TENANT IMPROVEMENTS

Prior to the Commencement Date, Landlord, at its sole expense, shall cause the modifications and/or improvements to be constructed in the Premises as set forth on the attached floor plans covering the first and second floors of the Premises. The improvements shall be of the same general quality as those improvements which currently exist and that are to remain in the Premises. A general description of the modifications and/or improvements to be performed by Landlord is as follows:

1.

Demising wall between the Premises and Suite 100 and performing all work incidental thereto including, without limitation, modifying the HVAC system and all other utility systems as necessary to ensure the Premises is fully functional.

2.	All improvements associated with the common area lobby currently under design by Landlord and Landlord’s architect.

3.	Termination of the mechanical and process piping that currently extends into Suite 100 so that the central plant and backup generator are solely dedicated to the Premises.

4.	Repair the lab benches and associated counter tops as required in order to be fully functional.

5.

Installation of new flooring throughout the Premises, with a combination of VCT, seamless vinyl, epoxy, sealed concrete and carpet as set forth on the attached flooring plan of the 1st floor. The second floor and the stairwell are to be carpet.

6.	Re-painting of all interior walls within the Premises.

7.	Construction of two (2) single restrooms on the second floor mezzanine area.

8.	Construction of a full height wall to ceiling height, in the lab area.

9.	Construction of a break room with upper and lower cabinets and a sink.

10.	Construction of two (2) single restrooms on the first floor.

11.	Demolition of existing areas and construction of new interior partitions required to accomplish the attached plan layout.

Notwithstanding the attached floor plan, the following are specifically excluded from the Landlord’s responsibility under the Lease:

1.	Any tenant fixtures or furniture, systems furniture or movable cubicles.

2.	Phone or security systems or caballing.